EX 99.77B

             Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Van Eck Worldwide Insurance Trust

In planning and performing our audit of the financial statements of Van Eck Worldwide Insurance Trust (comprising, Worldwide Emerging Markets Fund, Worldwide Real Estate Fund, Worldwide Bond Fund, Worldwide Hard Asset Fund and Worldwide Absolute Return Fund) (the "Trust") for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions, or that effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or a combination of significant deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 2004.

This report is intended solely for the information and use of management, the shareholders, the Board of Trustees of Van Eck Worldwide Insurance Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                              Ernst & Young LLP

February 10, 2005